Exhibit 99.1

Molina Healthcare Announces CFO Transition with Retirement of Tom Tran in 2021

Mark Keim to Assume CFO Role

LONG BEACH, Calif.--(BUSINESS WIRE)--November 19, 2020--Molina Healthcare, Inc. (NYSE: MOH) (“Molina”) today announced that Tom Tran has stated his intention to retire from Molina. Mark Keim, Molina’s executive vice president of strategic planning, corporate development and transformation, will assume the role of chief financial officer effective in February 2021. Mr. Tran will remain with the Company as an advisor through May 2021 to help facilitate a smooth transition.

“I want to thank Tom for his tremendous contributions to Molina over the past two and a half years,” said Joe Zubretsky, president and chief executive officer of Molina. “During his tenure as CFO, Tom played a key role in driving the company’s margin recovery and sustainability. Tom’s leadership was instrumental to Molina’s transformation, and we are pleased that we will continue to benefit from his insights and expertise over the coming months in advance of his retirement. On a personal note, when Tom is officially retired, I will miss his tenacity, wisdom, and good nature.”

“It has been a privilege to work alongside the talented team at Molina and I am extremely proud of the progress we have made executing on the company’s transformation,” said Mr. Tran. “With the strength of Molina’s current position and the deep bench of talent that the company has internally, now is the perfect time to undertake this transition. I look forward to working with Mark and the rest of the management team as we continue building upon our successes.”

Mr. Keim is a highly experienced finance professional with many years of experience in the healthcare industry serving in senior finance, strategy, and corporate development roles. Prior to joining Molina, he served as Global Head of Strategy and Corporate Development at Aetna as well as Executive Vice President of Corporate Development and Strategy at The Hanover Insurance Group, where he worked in partnership with Mr. Zubretsky. Prior to that Mr. Keim had an accomplished career at GE Capital.

Mr. Zubretsky continued, “We are delighted that Mark will transition into the CFO role and will continue to build upon our great momentum. Mark has deep familiarity with the company and his experience in finance, strategy, and corporate development make him the perfect choice for this position. Since joining Molina in 2018, Mark has architected our enterprise strategy, executed our M&A strategy, engineered and executed our capital structure transformation, and played an instrumental role in developing external partnerships that increased Molina’s capabilities and reduced its costs. Mark will remain a great asset in his expanded role as we continue driving our growth strategy and business.”

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 4.0 million members as of September 30, 2020. For more information about Molina Healthcare, please visit molinahealthcare.com.

Contacts

Investor Contact: Julie Trudell, Julie.Trudell@molinahealthcare.com, 562-912-6720

Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588